Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Third Quarter Results

◦Revenue of $275.5 Million in Q3 fiscal 2023 increased 0.4% versus Prior Year and 1.8% excluding Currency
◦Diluted EPS of $1.04 for Q3 fiscal 2023 increased 5.1% versus Prior Year
◦Reduced leverage ratio to 3.5x in Q3, enabled by strong profitability and cash flow

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-February 2, 2023-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its third fiscal quarter ended December 31, 2022.

“In Q3 our business continued to generate solid revenue and earnings growth in a dynamic consumer and retail environment driven by our diversified portfolio of brands and proven business model. Our continued strong sales and profit growth drives our cash flow that continued to reduce our leverage ratio during the quarter and has us well positioned as we finish our fiscal year,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Third Fiscal Quarter Ended December 31, 2022

Reported revenues in the third quarter of fiscal 2023 of $275.5 million increased 0.4% from $274.5 million in the third quarter of fiscal 2022. Revenues increased 1.8% excluding the impact of foreign currency. The revenue growth for the quarter was led by strong performance in our International OTC segment and strong Cough & Cold category sales versus the prior year comparable period.

Reported net income for the third quarter of fiscal 2023 totaled $52.0 million, compared to the prior year third quarter’s net income of $50.2 million. Diluted earnings per share of $1.04 for the third quarter of fiscal 2023 compared to diluted earnings per share of $0.99 in the prior year comparable period.

Nine Months Ended December 31, 2022

Reported revenues for the first nine months of fiscal 2023 totaled $841.9 million, an increase of 2.7%, compared to revenues of $819.9 million for the first nine months of fiscal 2022. Revenues increased 2.0% excluding the impact of foreign currency and a $12.6 million contribution from the acquisition of Akorn in Q1 fiscal 2023. The revenue growth for the first nine months was driven by strong International OTC segment performance and improved demand for certain brands, categories and channels that had been impacted by the COVID-19 virus in the first nine months of the prior fiscal year.

Reported net income for the first nine months of fiscal 2023 totaled $158.2 million versus the prior year comparable period net income and adjusted net income of $153.3 million and $160.0 million, respectively. Diluted earnings per share were $3.14 for the first nine months of fiscal 2023 compared to diluted earnings per share and adjusted earnings per share of $3.02 and $3.15 in the prior year comparable period, respectively.

Adjustments to net income in the first nine months of fiscal 2022 included integration, transition, purchase accounting, legal and various other costs associated with the Akorn acquisition, as well as a loss on extinguishment of debt and the related income tax effects of the adjustments.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for third quarter fiscal 2023 was $54.9 million, compared to $66.3 million during the prior year comparable period. Non-GAAP free cash flow in the third quarter of fiscal 2023 was $53.1 million, a decrease compared to $64.1 million in the prior year comparable period. The Company's net cash provided by operating activities for the first nine months of fiscal 2023 was $170.7 million, compared to $196.8 million during the prior year comparable period. Non-GAAP free cash flow in the first nine months of fiscal 2023 was $165.5 million compared to $193.8 million in the prior year comparable period. The change in free cash flow for the nine months is largely due to an increase in working capital as the Company has focused on increasing inventory to improve service levels.

The Company's net debt position as of December 31, 2022 was approximately $1.4 billion, resulting in a covenant-defined leverage ratio of 3.5x.

Segment Review

North American OTC Healthcare: Segment revenues of $236.9 million for the third quarter fiscal 2023 compared to the prior year comparable quarter's segment revenues of $240.9 million. The revenue performance for the quarter was driven by strong performance across many of our key brands, particularly in the Cough & Cold and Gastrointestinal categories but was offset by lower Women’s Health and Eye & Ear Care category sales compared to the prior year comparable period.

For the first nine months of the current fiscal year, reported revenues for the North American OTC segment were $731.5 million compared to $735.0 million in the prior year comparable period. The change was driven by increased demand for certain brands, categories and channels that had previously been impacted by the COVID-19 virus, most notably Cough & Cold and motion sickness products and an approximate $12.4 million contribution from the acquisition of Akorn in the first quarter fiscal 2023, but more than offset by lower Women’s Health category sales.

International OTC Healthcare: Record segment fiscal third quarter 2023 revenues of $38.6 million increased 15.0% from $33.6 million reported in the prior year comparable period. The revenue increase versus the prior year third quarter was driven by increased consumer demand across the segment’s key brands, partially offset by a $2.8 million currency headwind.

For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $110.4 million, an increase of 30.0% over the prior year comparable period’s revenues of $84.9 million. The increase compared to the prior year was driven by large increases in the segment’s Australia business led by the Hydralyte brand, partially offset by a foreign currency headwind of $5.3 million.

Commentary and Updated Outlook for Fiscal 2023
Ron Lombardi, Chief Executive Officer, stated, “Our third quarter marked another period of successful execution against our long-term three-pillar strategy, with solid top-line revenue organic growth of approximately 2% and mid-single-digit earnings growth. The strong sales performance was driven by strength in our international segment and the Cough & Cold category and resulted in cash flow generation that enabled us to continue investing in our business while reducing our leverage to the lowest level in over 10 years. These investments included increasing our inventory levels during the quarter in order to improve service levels to our customers and positions us for continued growth in fiscal 2024.”

“With one quarter to go in fiscal year 2023 we anticipate sales between $1,120 and $1,122 equating to over 3% growth on top of our record fiscal 2022 results. Looking ahead, our proven business strategy, portfolio positioning, and improvements in our service levels have us well positioned for further revenue, earnings, and free cash flow growth in fiscal 2024,” Mr. Lombardi concluded.

Updated Fiscal 2023 Outlook
Revenue	$1,120 to 1,122 million
Organic Revenue Growth	Approximately 3%
Diluted E.P.S.	Approximately $4.18
Free Cash Flow	Approximately $220 million

Fiscal Third Quarter 2023 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its third quarter results today, February 2, 2023 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," “looking ahead,” "projection," “plan,” “positioned,” "may," "will," "would," "expect," "anticipate," "believe”, "consistent," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the impact of changes in the Company’s inventory on customer service levels, the Company’s ability to grow. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of COVID-19 and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2022 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Total Revenues	$275,524	$274,470	$841,856	$819,876

Cost of Sales
Cost of sales excluding depreciation	123,251	117,604	364,631	342,661
Cost of sales depreciation	1,871	1,806	5,695	5,431
Cost of sales	125,122	119,410	370,326	348,092
Gross profit	150,402	155,060	471,530	471,784

Operating Expenses
Advertising and marketing	30,423	40,239	114,193	120,408
General and administrative	26,536	25,983	79,688	80,706
Depreciation and amortization	6,259	6,244	19,067	18,176
Total operating expenses	63,218	72,466	212,948	219,290
Operating income	87,184	82,594	258,582	252,494

Other expense
Interest expense, net	17,917	16,924	50,188	48,314
Loss on extinguishment of debt	—	—	—	2,122
Other expense, net	1,150	177	2,787	565
Total other expense, net	19,067	17,101	52,975	51,001
Income before income taxes	68,117	65,493	205,607	201,493
Provision for income taxes	16,166	15,278	47,361	48,198
Net income	$51,951	$50,215	$158,246	$153,295

Earnings per share:
Basic	$1.05	$1.00	$3.17	$3.05
Diluted	$1.04	$0.99	$3.14	$3.02

Weighted average shares outstanding:
Basic	49,693	50,303	49,919	50,225
Diluted	50,186	50,935	50,392	50,799

Comprehensive income, net of tax:
Currency translation adjustments	6,970	652	(9,667)	(5,037)
Unrealized gain on interest rate swaps	—	561	—	1,631
Net loss on termination of pension plan	—	—	(790)	—
Total other comprehensive income (loss)	6,970	1,213	(10,457)	(3,406)
Comprehensive income	$58,921	$51,428	$147,789	$149,889

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2022	March 31, 2022

Assets
Current assets
Cash and cash equivalents	$86,358	$27,185
Accounts receivable, net of allowance of $21,370 and $19,720, respectively	157,081	139,330
Inventories	158,522	120,342
Prepaid expenses and other current assets	6,886	6,410
Total current assets	408,847	293,267

Property, plant and equipment, net	69,569	71,300
Operating lease right-of-use assets	16,410	20,372
Finance lease right-of-use assets, net	4,864	6,858
Goodwill	576,602	578,976
Intangible assets, net	2,670,328	2,696,635
Other long-term assets	3,154	3,273
Total Assets	$3,749,774	$3,670,681

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	64,254	55,760
Accrued interest payable	15,267	4,437
Operating lease liabilities, current portion	6,858	6,360
Finance lease liabilities, current portion	2,814	2,752
Other accrued liabilities	70,983	74,113
Total current liabilities	160,176	143,422

Long-term debt, net	1,424,095	1,476,658
Deferred income tax liabilities	455,826	444,917
Long-term operating lease liabilities, net of current portion	11,559	16,088
Long-term finance lease liabilities, net of current portion	2,383	4,501
Other long-term liabilities	8,872	7,484
Total Liabilities	2,062,911	2,093,070

Total Stockholders' Equity	1,686,863	1,577,611
Total Liabilities and Stockholders' Equity	$3,749,774	$3,670,681

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2022	2021
Operating Activities
Net income	$158,246	$153,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,762	23,607
Loss on disposal of property and equipment	171	79
Deferred income taxes	14,021	11,296
Amortization of debt origination costs	2,613	2,811
Stock-based compensation costs	9,756	7,331
Loss on extinguishment of debt	—	2,122
Non-cash operating lease cost	4,697	5,034
Other	447	—
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(17,078)	(21,848)
Inventories	(38,587)	14,650
Prepaid expenses and other current assets	(596)	(5,622)
Accounts payable	8,892	(6,079)
Accrued liabilities	8,345	15,053
Operating lease liabilities	(4,941)	(4,807)
Other	(19)	(126)
Net cash provided by operating activities	170,729	196,796

Investing Activities
Purchases of property, plant and equipment	(5,226)	(6,481)
Acquisition of Akorn	—	(246,914)
Other	—	177
Net cash used in investing activities	(5,226)	(253,218)

Financing Activities
Term loan repayments	(55,000)	(545,000)
Proceeds from refinancing of Term Loan	—	597,000
Borrowings under revolving credit agreement	20,000	85,000
Repayments under revolving credit agreement	(20,000)	(85,000)
Payments of debt costs	—	(6,111)
Payments of finance leases	(2,058)	(2,145)
Proceeds from exercise of stock options	7,173	5,718
Fair value of shares surrendered as payment of tax withholding	(5,466)	(2,916)
Repurchase of common stock	(50,000)	—
Net cash (used in) provided by financing activities	(105,351)	46,546

Effects of exchange rate changes on cash and cash equivalents	(979)	(1,408)
Increase (decrease) in cash and cash equivalents	59,173	(11,284)
Cash and cash equivalents - beginning of period	27,185	32,302
Cash and cash equivalents - end of period	$86,358	$21,018
Interest paid	$36,716	$36,279
Income taxes paid	$27,632	$42,977

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$236,884	$38,640	$275,524
Cost of sales	110,554	14,568	125,122
Gross profit	126,330	24,072	150,402
Advertising and marketing	24,831	5,592	30,423
Contribution margin	$101,499	$18,480	$119,979
Other operating expenses			32,795
Operating income			$87,184
*Intersegment revenues of $1.1 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2022
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$731,456	$110,400	$841,856
Cost of sales	327,008	43,318	370,326
Gross profit	404,448	67,082	471,530
Advertising and marketing	99,559	14,634	114,193
Contribution margin	$304,889	$52,448	$357,337
Other operating expenses			98,755
Operating income			$258,582
*Intersegment revenues of $2.8 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended December 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	240,857	33,613	274,470
Cost of sales	106,790	12,620	119,410
Gross profit	134,067	20,993	155,060
Advertising and marketing	34,907	5,332	40,239
Contribution margin	$99,160	$15,661	$114,821
Other operating expenses			32,227
Operating income			82,594
* Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2021
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$734,978	$84,898	$819,876
Cost of sales	314,817	33,275	348,092
Gross profit	420,161	51,623	471,784
Advertising and marketing	106,630	13,778	120,408
Contribution margin	$313,531	$37,845	$351,376
Other operating expenses			98,882
Operating income			$252,494
* Intersegment revenues of $2.4 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow, and Net Debt.
We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with acquisitions where the acquired brands were not included in both periods presented and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus inventory step-up charges associated with acquisition.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisition.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less inventory step-up charges associated with acquisition, costs associated with acquisition in general and administrative expenses, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before inventory step-up charges associated with acquisition, costs associated with acquisition in general and administrative expenses, loss on extinguishment of debt, and applicable tax impact associated with these items.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Calculated as Non-GAAP free cash flow plus cash payments associated with acquisition.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,440,000 at December 31, 2022) less cash and cash equivalents ($86,358 at December 31, 2022). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
GAAP Total Revenues	$275,524	$274,470	$841,856	$819,876
Revenue Change	0.4%		2.7%
Adjustments:
Revenues associated with acquisition (1)	—	—	(12,624)	—
Impact of foreign currency exchange rates	—	(3,770)	—	(7,252)
Total adjustments	—	(3,770)	(12,624)	(7,252)
Non-GAAP Organic Revenues	$275,524	$270,700	$829,232	$812,624
Non-GAAP Organic Revenue Change	1.8%		2.0%
(1) Revenues of our Akorn acquisition for the three months ended June 30, 2022 are excluded for purposes of calculating Non-GAAP organic revenues.

Reconciliation of GAAP Gross Profit and related GAAP Gross Profit percentage to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
GAAP Total Revenues	$275,524	$274,470	$841,856	$819,876

GAAP Gross Profit	$150,402	$155,060	$471,530	$471,784
GAAP Gross Profit as a Percentage of GAAP Total Revenue	54.6%	56.5%	56.0%	57.5%
Adjustments:
Inventory step-up charges associated with acquisition (1)	—	—	—	1,567
Total adjustments	—	—	—	1,567
Non-GAAP Adjusted Gross Margin	$150,402	$155,060	$471,530	$473,351
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	54.6%	56.5%	56.0%	57.7%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and
Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
GAAP General and Administrative Expense	$26,536	$25,983	$79,688	$80,706
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.6%	9.5%	9.5%	9.8%

Adjustments:
Costs associated with acquisition (1)	—	—	—	5,127
Total adjustments	—	—	—	5,127
Non-GAAP Adjusted General and Administrative Expense	$26,536	$25,983	$79,688	$75,579
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	9.6%	9.5%	9.5%	9.2%
(1) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
GAAP Net Income	$51,951	$50,215	$158,246	$153,295
Interest expense, net	17,917	16,924	50,188	48,314
Provision for income taxes	16,166	15,278	47,361	48,198
Depreciation and amortization	8,130	8,050	24,762	23,607
Non-GAAP EBITDA	$94,164	$90,467	$280,557	$273,414
Non-GAAP EBITDA Margin	34.2%	33.0%	33.3%	33.3%

Adjustments:
Inventory step-up charges associated with acquisition in Cost of Sales (1)	—	—	—	1,567
Costs associated with acquisition in General and Administrative Expense (2)	—	—	—	5,127
Loss on extinguishment of debt	—	—	—	2,122
Total adjustments	—	—	—	8,816
Non-GAAP Adjusted EBITDA	$94,164	$90,467	$280,557	$282,230
Non-GAAP Adjusted EBITDA Margin	34.2%	33.0%	33.3%	34.4%
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2022	2022 Diluted EPS	2021	2021 Diluted EPS	2022	2022 Diluted EPS	2021	2021 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$51,951	$1.04	$50,215	$0.99	$158,246	$3.14	$153,295	$3.02
Adjustments:
Inventory step-up charges and other costs associated with acquisition in Cost of Sales (1)	—	—	—	—	—	—	1,567	0.03
Costs associated with acquisition in General and Administrative Expense (2)	—	—	—	—	—	—	5,127	0.10
Loss on extinguishment of debt	—	—	—	—	—	—	2,122	0.04
Tax impact of adjustments (3)	—	—	—	—	—	—	(2,134)	(0.04)
Total adjustments	—	—	—	—	—	—	6,682	0.13
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$51,951	$1.04	$50,215	$0.99	$158,246	$3.14	$159,977	$3.15
(1) Inventory step-up charges relate to our North American OTC Healthcare segment.
(2) Costs related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
(In thousands)
GAAP Net Income	$51,951	$50,215	$158,246	$153,295
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	22,978	17,052	56,467	52,280
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(19,987)	(970)	(43,984)	(8,779)
Total adjustments	2,991	16,082	12,483	43,501
GAAP Net cash provided by operating activities	54,942	66,297	170,729	196,796
Purchases of property and equipment	(1,803)	(2,229)	(5,226)	(6,481)
Non-GAAP Free Cash Flow	$53,139	$64,068	$165,503	$190,315
Payments associated with acquisition (1)	—	—	—	3,465
Non-GAAP Adjusted Free Cash Flow	$53,139	$64,068	$165,503	$193,780
(1) Payments related to the consummation of the acquisition process such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2023:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'23 GAAP Net cash provided by operating activities	$230
Additions to property and equipment for cash	(10)
Projected FY'23 Non-GAAP Free Cash Flow	$220